Exhibit 8.1

[Seward & Kissel LLP Letterhead]

February 25, 2014

Diamond S Shipping Group, Inc.

c/o Diamond S Management LLC

33 Benedict Place

Greenwich, CT 06830

Re:      Diamond S Shipping Group, Inc.

Ladies and Gentlemen:

We have acted as special United States and Marshall Islands tax counsel to Diamond S Shipping Group, Inc., a corporation formed under the laws of the Republic of the Marshall Islands (the “Company”) in connection with the registration of its common shares pursuant to the Company’s registration statement on Form S-1 (File No. 333-193747) (such registration statement as amended or supplemented from time to time) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement.  We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the headings “Risk Factors—We may have to pay tax on U.S.-source shipping income, which would reduce our earnings,” “Risk Factors—United States tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse United States federal income tax consequences for U.S. shareholders,” “United States Federal Income Tax Considerations” and “Marshall Islands Tax Considerations” therein, we hereby confirm that the discussions of United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement under the headings “Risk Factors—We may have to pay tax on U.S.-source shipping income, which would reduce our earnings,” “Risk Factors—United States tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse United States federal income tax consequences for U.S. shareholders,” “United States Federal Income Tax Considerations” and “Marshall Islands Tax Considerations” accurately state our views and opinion as to the tax matters discussed therein.

Diamond S Shipping Group, Inc.

February 25, 2014

Our views on the tax matters discussed above are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP